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Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:	Tracy K. Lorenz Director of Investor Relations 847/585-3899 www.careered.com

CAREER EDUCATION REPORTS RECORD
RESULTS FOR SECOND QUARTER 2003;
ANNOUNCES TWO-FOR-ONE STOCK SPLIT

Quarterly Revenues up 44% & Net Income Up 90%;
Quarterly Starts Up 46%; July Student Population Up 55%

        Hoffman Estates, Ill. (July 22, 2003)—Career Education Corporation (Nasdaq:CECO) today reported record revenues, net income and earnings per share for the second quarter ended June 30, 2003, its 22nd consecutive quarter of record results since becoming a public company.

        The Company also announced that its Board of Directors has approved a two-for-one split of its common stock.

Second Quarter, First Half Results Set New Records

        Second quarter 2003 revenues were $256.1 million, up 44 percent from $178.4 million for the same period last year. Second quarter 2003 net income was $19.6 million, or $0.40 per diluted share, nearly double last year's net income of $10.3 million, or $0.22 per diluted share.

        For the six months ended June 30, 2003, revenues were $501.6 million, up 41 percent from $354.7 million for the same period last year. Net income for the first half of 2003 was $38.8 million, or $0.80 per diluted share, up 74 percent from $22.3 million, or $0.47 per diluted share.

        Second quarter 2003 new student starts rose 46 percent to approximately 12,700, up from approximately 8,700 for the same period last year. The campuses related to the INSEEC and Whitman acquisitions did not contribute to CEC's second quarter 2003 new student starts.

        Total CEC student population on July 31, 2003 is expected to be approximately 63,000, up 55 percent from approximately 40,650 on July 31, 2002. Of the expected total CEC student population on July 31, 2003, approximately 8,200 students are attributable to the Whitman acquisition. On a same school basis, total CEC student population is expected to increase year-over-year by approximately 30 percent.

        Total American InterContinental University Online (AIU Online) full time student population on July 31, 2003 is expected to be approximately 7,000, a seven-fold increase from approximately 1,000 on July 31, 2002.

        "As the record second quarter and first half results demonstrate, 2003 is another defining year for Career Education Corporation," said John M. Larson, chairman, president and chief executive officer. "Every element of our multi-pronged growth strategy is working as we continue to deliver enhanced operating results.

        "American InterContinental University (AIU) Online, our online business, continues to grow at a significant rate, while dramatically outperforming our expectations for the quarter. Earnings per share and revenue for the quarter significantly exceeded our management guidance predominately due to performance of our online group. AIU Online is on course to generate approximately $120 million in revenues for 2003, and is expected to deliver strong bottom line results throughout the year.

        "In two short years we have established a leadership position in online learning, where the demand for the degree programs we provide is increasing significantly. Students are responding to our innovative online education approaches, as demonstrated by the record number of leads and student population during the quarter."

        Mr. Larson also noted that CEC's total second quarter lead flow for on-campus and online was up an aggregate of 79 percent over the same period last year.

        "We are achieving high organic growth rates as record numbers of high school graduates and adult students seek high quality career programs at all degree levels," Mr. Larson said. "CEC schools have excellent reputations in the high-demand career fields of visual communication and design, IT, business, culinary arts and health education. Our broad geographic reach, full range of degree options and targeted marketing programs make our educational programs highly accessible to motivated students looking to succeed in their career field."

        Mr. Larson said other elements of CEC's multi-faceted growth strategy are progressing as planned, including four start-up campuses and over 50 academic program transplants planned for 2003.

        "Las Vegas Culinary opened its doors in July and exceeded our lead, enrollment and start expectations and the remaining three are all scheduled to start students in October. By year-end, we will have expanded our reach into additional high growth markets and introduced proven and popular curricular programs to schools throughout our system, further driving profitable growth."

        According to Mr. Larson, the integration of Whitman Education Group campuses has proceeded as planned, following the July 1 closing of the merger. "We see great opportunities to enhance the marketing, retention, placement and other major programs of Colorado Technical University, Sanford-Brown College and Ultrasound Diagnostic Schools—the three highly reputable school groups in the former Whitman system. Together with Missouri College which we acquired in 2002, they represent an outstanding platform on which to build CEC's leadership position in health education," he said.

Stock Split To Be Effected

        "Career Education shares have increased dramatically in value by more than 1,800 percent since our initial public offering in January 1998. This will be our third stock split and we believe it will benefit our shareholders by further increasing liquidity and allowing diversification of our shareholder base. The Board's action to split the stock recognizes our accomplishments and reflects confidence in CEC's future growth plans," Mr. Larson said.

        The stock split will be effected in the form of a stock dividend. Stock certificates representing one additional share for each share held will be mailed on or about August 22, 2003 to all stockholders of record at the close of business on August 5, 2003.

        The stock split will increase the number of shares of common stock outstanding as of July 21, 2003 from approximately 49.0 million shares to approximately 98.0 million shares. Career Education expects that its common stock will begin trading on a split-adjusted basis on August 25, 2003.

Selected Financial Data

        Certain supplemental information related to Accounts Receivable and Bad Debt Expense are summarized below:

  •
  Quarterly Days Sales Outstanding (DSOs) for total accounts receivable were 33 days at June 30, 2003. This represents a one-day decrease from the quarterly DSOs at June 30, 2002 of 34 days. The company calculates DSOs by dividing its "Receivables, net" by average daily revenue. Average daily revenue is computed by dividing quarterly "Total revenue" by the total number of days in the quarter.

  •
  Bad Debt Expense was 3.9 percent of total revenue for the quarter ended June 30, 2003, compared with 3.6 percent for the quarter ended June 30, 2002 and 3.8 percent for the quarter ended March 31, 2003.

Business Outlook

        While the company may make further acquisitions, none are contemplated by these forward-looking statements. All earnings per share and shares outstanding data are on a pre-split basis.

  •
  We expect full year 2003 revenue to be approximately $1.139 billion to $1.145 billion and full year 2003 earnings per share to be approximately $2.10 to $2.12. We expect AIU-Online full year 2003 revenue, included in the preceding amounts, to be approximately $120 million.

  •
  We expect third quarter 2003 revenue to be approximately $297 to $299 million and third quarter 2003 earnings per share to be approximately $0.40 to $0.41. We expect weighted average shares outstanding to be approximately 51.7 million for third quarter 2003.

  •
  We expect fourth quarter 2003 revenue to be approximately $340 to $344 million and fourth quarter 2003 earnings per share to be approximately $0.89 to $0.90. We expect weighted average shares outstanding to be approximately 51.9 million for fourth quarter 2003.

  •
  We expect the impact of the Whitman Education Group, Inc. acquisition to be approximately $0.025 dilutive to the third quarter 2003 earnings per share and $0.035 accretive to the fourth quarter 2003 earnings per share. The third quarter is expected to be dilutive due to the significant increases in marketing activity and the initial costs associated with technology infrastructure conversions.

  •
  We expect the third and fourth quarter 2003 operating profit margin improvement to be approximately 10 to 20 basis points higher than 2002. This reflects the impact of the INSEEC and Whitman acquisitions.

  •
  We expect that 2003 capital expenditures will be approximately $80 to $85 million.

Conference Call

        Career Education Corporation will host a conference call on Wednesday, July 23, 2003 at 10:30 a.m. (Eastern Daylight Time) to discuss its second quarter 2003. Interested parties can listen to the conference call live through the Internet at www.careered.com or by calling (617) 786-2962 and citing code 34611396. Following the conference call, a rebroadcast will be available for 90 days at www.careered.com or for seven days by calling (617) 801-6888 and citing confirmation code 29994397.

        Career Education Corporation (www.careered.com) is the world's largest on-campus provider of private, for-profit postsecondary education and has a rapidly-growing presence in online education. CEC's Colleges, Schools and Universities Group operates 74 campuses in the U.S., Canada, France, the United Kingdom and the United Arab Emirates and offers doctoral degree, master's degree, bachelor's degree, associate degree and diploma programs in the career-oriented disciplines of visual communication and design technologies, information technology, business studies, culinary arts and health education. The Online Education Group's AIU Online Division offers master's degree, bachelor's degree and associate degree programs in information technology, business administration, visual communication and education. CEC's total student population on July 31, 2003 is expected to be 63,000 students.

###

        Except for the historical and present factual information contained herein, the matters set forth in this release, including statements identified by words such as "anticipates," "expects," "projects," "plans," "will," and similar expressions, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on information currently available to us and involve risks and uncertainties that could cause our actual growth, results, performance and business prospects and opportunities to differ materially from those expressed in, or implied by these statements. These risks and uncertainties include, but are not limited to, costs and difficulties related to the integration of acquired businesses, risks and effects of legal and administrative proceedings and governmental regulations, future financial and operational results, competition, general economic conditions, ability to manage and continue growth, and other risk factors relating to our industry and business as detailed in our Annual Report on Form 10-K for the year ended December 31, 2002, as amended and from time to time in our reports filed with the SEC. We disclaim any responsibility to update these forward-looking statements.

Career Education Corporation
CONSOLIDATED STATEMENTS OF INCOME
For the Three Months Ended June 30, 2003 and 2002
(Amounts in thousands, except per share data and percentages)

	2003	% of Revenue	2002	% of Revenue
Revenue:
Tuition and registration fees	$234,616	91.6%	$159,901	89.6%
Other	21,458	8.4%	18,489	10.4%

Total revenue	256,074	100.0%	178,390	100.0%

Operating expenses:
Educational services and facilities	92,045	35.9%	71,046	39.8%
General and administration	121,820	47.6%	81,897	45.9%
Depreciation and amortization	9,843	3.9%	8,177	4.6%

Total operating expenses	223,708	87.4%	161,120	90.3%

Income from operations	32,366	12.6%	17,270	9.7%
Other income (expense):
Interest income	288	0.1%	231	0.1%
Interest expense	(609)	-0.2%	(553)	-0.3%
Share of affiliate earnings	905	0.4%	556	0.3%

Total other income	584	0.2%	234	0.1%

Income before provision for income taxes	32,950	12.9%	17,504	9.8%
Provision for income taxes	13,345	5.3%	7,176	4.0%

Net income	$19,605	7.7%	$10,328	5.8%

Diluted net income per share	$0.40		$0.22
Diluted weighted average number of shares outstanding	48,817		47,316

Note:
2002 bad debt expense of $6,386 has been reclassified from revenue to general and administration expense to conform with 2003 financial statement presentation

Career Education Corporation
CONSOLIDATED STATEMENTS OF INCOME
For the Six Months Ended June 30, 2003 and 2002
(Amounts in thousands, except per share data and percentages)

	2003	% of Revenue	2002	% of Revenue
Revenue:
Tuition and registration fees	$458,617	91.4%	$320,148	90.3%
Other	43,000	8.6%	34,527	9.7%

Total revenue	501,617	100.0%	354,675	100.0%

Operating expenses:
Educational services and facilities	184,188	36.7%	138,186	39.0%
General and administration	235,096	46.9%	163,213	46.0%
Depreciation and amortization	19,028	3.8%	16,283	4.6%

Total operating expenses	438,312	87.4%	317,682	89.6%

Income from operations	63,305	12.6%	36,993	10.4%
Other income (expense):
Interest income	837	0.2%	376	0.1%
Interest expense	(951)	-0.2%	(878)	-0.2%
Share of affiliate earnings	2,071	0.4%	1,293	0.4%

Total other income	1,957	0.4%	791	0.3%

Income before provision for income taxes	65,262	13.0%	37,784	10.7%
Provision for income taxes	26,431	5.3%	15,491	4.4%

Net income	$38,831	7.7%	$22,293	6.3%

Diluted net income per share	$0.80		$0.47
Diluted weighted average number of shares outstanding	48,474		47,021

Note:
2002 bad debt expense of $12,759 has been reclassified from revenue to general and administration expense to conform with 2003 financial statement presentation

Career Education Corporation
SELECTED BALANCE SHEET & FINANCIAL DATA
As of June 30, 2003 and 2002
(Dollars in thousands)

	2003	2002
Cash	$73,284	$5,947
Receivables, net	91,796	65,777
Current assets	206,239	104,074
Total assets	675,370	474,109
Current liabilities	140,549	105,321
Long-term debt and capital lease obligations	36,747	6,472
Other long-term liabilities	22,456	18,668
Stockholders' investment	475,618	343,648

	Purchases of property and equipment, net	Net cash provided by operating activities
Three months ended June 30, 2003	$13,602	$35,460
Six months ended June 30, 2003	$27,875	$62,519

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CAREER EDUCATION REPORTS RECORD RESULTS FOR SECOND QUARTER 2003; ANNOUNCES TWO-FOR-ONE STOCK SPLIT